Exhibit 99.1

The Children's Place Retail Stores, Inc. Reports February Comparable Store Sales; Company Updates Fourth Quarter 2005 & Fiscal 2006
Earnings Per Share Guidance

    SECAUCUS, N.J.--(BUSINESS WIRE)--March 2, 2006--The Children's Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended February 25, 2006.

    -- Total consolidated sales increased 7% to $113.8 million, compared to sales of $106.8 million reported for February 2005. February sales included $84.7 million from The Children's Place, a 4% increase compared to last year's sales of $81.5 million, and $29.1 million from Disney Store, a 15% increase compared to last year's sales of $25.3 million.

    -- Consolidated comparable store sales increased 1% on top of a 24% increase for the same period last year.

    -- Comparable store sales for The Children's Place brand decreased 2% compared to last year's 24% increase, reflecting the later Easter.

    -- Comparable stores sales for the Disney Store brand increased 13% in February. February marks the first month that 259 Disney Stores entered the Company's comparable store base.

    -- During February 2006, the Company closed one Disney Store.

    "As anticipated, the later Easter this year negatively impacted our February sales results at The Children's Place, as our dressy assortment which is a high price point and high traffic driver, was set for only a partial week this year compared to virtually the entire month last year. At The Children's Place we experienced strong customer conversion and unit per transaction increases and early response to our dressy assortment has been favorable," said Ezra Dabah, Chairman and Chief Executive Officer of The Children's Place Retail Stores, Inc. "Disney Store's double digit comparable store sales increase is a significant improvement from the recent trend. Our performance at Disney Store primarily reflects our strategic inventory investment and positive guest response to our softlines merchandise which drove strong unit per transaction growth."

    Fourth Quarter 2005 Guidance

    The Company now anticipates consolidated fourth quarter 2005 GAAP earnings per share of approximately $1.57 which includes:

    -- a $2.1 million, or $0.07 per share, charge related to the previously announced accelerated vesting of certain stock options; and

    -- an approximate $0.3 million, or $0.01 per share, charge reflecting the Company's plan to retrospectively apply FSP FAS No. 13-1, the expensing of rent during construction, to prior periods. By retrospectively applying FAS FSP No. 13-1, the Company's historical and future financial results will reflect this new accounting principle.

    Excluding the impact of accelerated stock options vesting and FSP FAS No. 13-1 discussed above, fourth quarter earnings per share are anticipated to be approximately $1.65, at the high end of previous guidance. Approximately $1.23 per share is expected to be generated from The Children's Place brand including shared services and approximately $0.42 per share is expected to be generated from the Disney Store brand.

    Fiscal 2005 Guidance

    For the full year fiscal 2005, the impact of FSP FAS No. 13-1 will be approximately $2.4 million, or $0.05 per share. The Company will provide the prior period impact of this new accounting principle in its future SEC filings.

    Fiscal 2006 Outlook

    The Company also stated today that it plans to reduce the number of Disney Store remodels to approximately 25 in fiscal 2006, as it continues to refine its new store prototype. As a result of the lower number of remodels and reduced expenses, the Company now anticipates fiscal 2006 GAAP earnings per share of $2.67 to $2.77 including equity compensation expense or $3.00 to $3.10 excluding equity compensation expense, a $0.10 increase to previous guidance.
    In conjunction with The Children's Place February sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, March 9, 2006. To access the call, please dial (800) 642-1687 followed by the Conference ID #5964995, or you may listen through the Investor Relations section of the Company's website, www.childrensplace.com.
    The Children's Place plans to report full fourth quarter and fiscal 2005 results on Thursday, March 9, 2006. The Company will host a conference call on that date to be broadcast live via webcast at 9:00 a.m. Eastern Time. Interested parties can access the webcast via the Company's website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, March 16, 2006.
    The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of February 25, 2006, the Company owned and operated 802 The Children's Place stores and 316 Disney Stores in North America and its online store, www.childrensplace.com.

    This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

    CONTACT: The Children's Place
             Heather Anthony, 201-558-2865